EXHIBIT 6

TERAWULF INC.

IRREVOCABLE VOTING PROXY

This irrevocable voting proxy (this “Proxy”) is effective as of the date first written below and is made by Nazar M. Khan, as president of Lake Harriet Holdings, LLC, dated October 17, 2022 (the “Investor”), with respect to the voting of shares of capital stock of TeraWulf Inc., a Delaware corporation (the “Company”).

WHEREAS, the Investor previously appointed Paul Prager, Chief Executive Officer of the Company, in that certain irrevocable voting proxy dated as of June 22, 2021 (the “Initial Proxy”), as proxy and attorney in fact with respect to the voting of all of the Investor’s shares of the common stock of TeraWulf Inc., a Delaware corporation (n/k/a TeraCub Inc., “TeraCub”) and any common stock or other capital stock of TeraCub (or capital stock of any applicable successor entity to TeraCub by way of merger, consolidation, reorganization or similar transaction into which the TeraCub Common Stock may convert or for which such shares may be exchanged) (the “TeraCub Common Stock”) on all matters submitted to TeraCub’s applicable stockholders (or holders of capital stock of any applicable successor entity to TeraCub by way of merger, consolidation, reorganization or similar transaction) subsequent to the date of the Prior Proxy with respect to which such holders of the capital stock of TeraCub (or holders of capital stock of any applicable successor entity to TeraCub) are entitled to vote or take action, as further defined below and subject to and in accordance with the terms and conditions contained herein; and

WHEREAS, the Initial Proxy covered 509,200 shares of TeraCub Common Stock, which were exchanged into 909,722 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), pursuant to that certain agreement and plan of merger, dated as of June 24, 2021, by and among the Company, IKONICS Corporation, a Minnesota corporation, and the other parties thereto, at the time of the closing of the transactions contemplated thereunder; and

WHEREAS, on October 6, 2022, the Investor subscribed for an additional 1,388,889 units of the Company consisting of 1,388,889 shares of Common Stock and 1,388,889 warrants exercisable for an equal number of shares of Common Stock pursuant to that certain Unit Subscription Agreement, dated as of October 6, 2022 (the “Unit Subscription Agreement”), by and between the Investor and the Company; and

WHEREAS, as of the date hereof, the Investor holds 3,687,500 shares of Common Stock; and

WHEREAS, the Investor wishes to appoint Paul Prager, Chief Executive Officer of the Company, as proxy and attorney in fact with respect to the voting of all of the Investor’s shares of the Common Stock and any common stock or other capital stock of the Company (or capital stock of any applicable successor entity to the Company by way of merger, consolidation, reorganization or similar transaction into which the Common Stock may convert or for which such shares may be exchanged) on all matters submitted to the Company’s applicable stockholders (or holders of capital stock of any applicable successor entity to the Company by way of merger, consolidation, reorganization or similar transaction) subsequent to the date of this Proxy with respect to which such holders of the capital stock of the Company (or holders of capital stock of any applicable successor entity to the Company) are entitled to vote or take action, as further defined below and subject to and in accordance with the terms and conditions contained herein; and

WHEREAS, the Proxyholder wishes to accept such appointment subject to and in accordance with the terms and conditions contained in this Proxy.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Irrevocable Proxy. The Investor hereby represents and warrants that, as of the date hereof, it is the legal owner of 2,298,611 shares of the Common Stock and has the right to acquire an additional 1,388,889 shares of the Common Stock upon exercise of warrants acquired pursuant to the Unit Subscription Agreement (all of such shares of the Common Stock, and any common stock or other capital stock of the Company (or any applicable successor entity to the Company by way of merger, consolidation, reorganization or similar transaction) into which such shares of the Common Stock may convert or for which such shares of the Common Stock may be exchanged, the “Shares”) and, with respect to such stock ownership, the Investor hereby irrevocably constitutes and appoints Stammtisch (in such capacity, the “Proxyholder”), with full power of substitution, as its proxy to represent and to vote in the name of the Investor all of the Shares (including, for the avoidance of doubt any Shares acquired after the date hereof during the Lock-Up Period (as defined below)), with respect to the approval of any matters submitted to the holders of capital stock of the Company (or any applicable successor entity to the Company by way of merger, consolidation, reorganization or similar transaction into which the Common Stock may be converted or for which the Common Stock may be exchanged) for the duration of the Lock-Up Period. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Investor pursuant to the Subscription Agreement, is coupled with an interest and shall be irrevocable. As used herein, the “Lock-Up Period” shall mean a period commencing on the date of this Proxy and continuing until such time thereafter as the voting power of the shares of the Company’s capital stock beneficially owned by the Proxyholder and its affiliates no longer represents at least a majority of the voting power of all outstanding shares of the Company’s capital stock generally entitled to vote for the election of members of the Company’s board of directors. The foregoing notwithstanding, subject to compliance by the Investor with the provisions of Section 3, the Proxyholder shall cease to hold a proxy hereunder with respect to any of the Shares disposed of by the Investor to a third party in a bone fide arm’s-length transaction and in compliance with Section 4. The Proxyholder hereby accepts appointment as proxy of the Investor pursuant to this Section 1. Other than as specifically set forth in this Proxy, the Proxyholder shall have no other rights with respect to the Shares.

2.Action by Consent. The Investor hereby confirms that the proxy granted pursuant to Section 1 includes the power to take action in the name and on behalf of (and as agent and attorney in fact of) the Investor with respect to the Shares by written consent.

3.Legends. Any certificate representing any of the Shares subject to this Proxy may be marked by the Company with a legend reading substantially as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING PROXY (A COPY OF WHICH MAY BE OBTAINED FROM TERAWULF INC.) AND, BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO, AND SHALL BECOME BOUND BY, ALL OF THE PROVISIONS OF SUCH VOTING PROXY.

4.Notices. The Investor shall promptly notify the Proxyholder if it acquires beneficial ownership of any additional shares of the Common Stock. The Investor shall promptly (and in any event not later than one (1) business day prior to disposition thereof) notify the Proxyholder if it proposes to dispose of any of the Shares which it beneficially owns.

5.Miscellaneous. This Proxy may be executed (including by DocuSign) in counterparts and shall be governed by Delaware law applicable to agreements made and to be fully  performed within the State of Delaware. The Investor hereby (i) irrevocably submits to the personal jurisdiction of the courts of the State of Delaware to resolve any controversy or claim arising out of or relating to this Proxy, (ii) agrees that any action or proceeding arising under this Proxy shall be brought, tried and determined solely by the courts of the State of Delaware, and (iii) irrevocably waives any and all rights to a jury trial in connection with such action or proceeding.

6.Termination. This Proxy shall terminate upon the expiration of the Lock-Up Period.

(Signature Pages Follow)

LAKE HARRIET HOLDINGS, LLC

By: /s/ Nazar M. Khan Name: Nazar M. Khan

Title: President

DATE: October 17, 2022

(TeraWulf, Inc. - Voting Proxy)

ACKNOWLEDGED AND AGREED TO BY:

STAMMTISCH INVESTMENTS LLC,

as Proxyholder

By: /s/ Paul B. Prager

Name: Paul B. Prager

Title: President

(TeraWulf Inc. - Voting Proxy)